Mueller Industries, Inc. Reports Fourth Quarter and Fiscal 2017 Earnings

MEMPHIS, Tenn., February 6, 2018 -- Mueller Industries, Inc. (NYSE: MLI) announced today operating income of $22.0 million for the fourth quarter of 2017, compared with $29.3 million in the same quarter of 2016. Net income for the quarter was $5.7 million, or 10 cents per diluted share, on net sales of $523.5 million, compared with net income of $17.3 million, or 30 cents per diluted share, on net sales of $472.2 million in the fourth quarter of 2016.

On a full year basis, the Company reported operating income of $152.0 million, compared with $152.7 million in fiscal year 2016. Net income for the year was $85.6 million, or $1.49 per diluted share, on net sales of $2.3 billion, compared with net income of $99.7 million, or $1.74 per diluted share, on net sales of $2.1 billion in fiscal year 2016.

Financial and Operating Highlights:

•	During the fourth quarter of 2017, copper prices rose 4 percent and averaged $3.10 per pound. During the fourth quarter of 2016, copper prices rose 20 percent and averaged $2.39 per pound.

•
The effect of changes in copper prices during the quarter on inventory valuations and hedging positions compared with the prior year quarter, along with physical inventory adjustments, resulted in a $12.0 million negative swing in operating income in the fourth quarter of 2017 compared with the fourth quarter of 2016. Both the Piping Systems and Industrial Metals segments were impacted.

•
A casting outage in our brass rod mill impaired our ability to melt scrap returns in the fourth quarter of 2017 causing an excess build of $38.9 million in inventory. The line is now operating, and inventory levels are expected to normalize in 2018.

•	A $6.5 million pre-tax environmental charge was recorded in the quarter related to ongoing remediation activities at U.S.S. Lead, a non-operating property.

•	Interest expense for the quarter was $5.3 million, compared with $2.0 million in the same quarter of 2016. The increase was primarily due to interest on the Company’s 6% Subordinated Debentures.

•	The effective tax rate for the quarter of 42 percent reflects the net impact of the 2017 Tax Cuts and Jobs Act.

Regarding the business, Greg Christopher, Mueller CEO, said, “Our fourth quarter earnings were adversely affected by inventory impacts and, to a lesser but still important degree, the ongoing challenges in our U.S. copper tube business as previously reported. The modernization of our Fulton, Mississippi copper tube mill, combined with the costs associated with the startup of our new Cedar City, Utah mill, hampered our fourth quarter results. On a full year basis, cost overruns, start-up costs, throughput constraints, quality and yield challenges, along with an associated decline in market share, impacted our copper tube earnings by over $25.0 million.”

In conclusion, he added “The international markets we serve remained stable and better than anticipated in 2017, and demand in the U.S. markets continued to remain positive. We anticipate these conditions will continue in 2018. We will be aggressive in regaining our market share positions and avoiding the same operational issues experienced in 2017, as we remain steadfast in our commitment to grow.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$523,524	$472,158	$2,266,073	$2,055,622

Cost of goods sold	456,617	396,129	1,940,617	1,723,499
Depreciation and amortization	8,728	8,136	33,944	35,133
Selling, general, and administrative expense	35,136	34,792	139,580	137,499
Gain on sale of assets	—	—	(1,491)	—
Impairment charges	1,055	3,778	1,466	6,778

Operating income	21,988	29,323	151,957	152,713

Interest expense	(5,292)	(2,017)	(19,502)	(7,387)
Environmental expense	(6,221)	(668)	(7,284)	(1,279)
Other income, net	414	492	1,801	1,983

Income before income taxes	10,889	27,130	126,972	146,030

Income tax expense	(4,589)	(9,174)	(37,884)	(48,137)
(Loss) income from unconsolidated affiliates, net of tax	(331)	(1,188)	(2,077)	1,861

Consolidated net income	5,969	16,768	87,011	99,754

Net (income) loss attributable to noncontrolling interests	(249)	554	(1,413)	(27)

Net income attributable to Mueller Industries, Inc.	$5,720	$17,322	$85,598	$99,727

Weighted average shares for basic earnings per share	57,026	56,680	56,925	56,572
Effect of dilutive stock-based awards	612	620	559	597

Adjusted weighted average shares for diluted earnings per share	57,638	57,300	57,484	57,169

Basic earnings per share	$0.10	$0.31	$1.50	$1.76

Diluted earnings per share	$0.10	$0.30	$1.49	$1.74

Dividends per share	$0.100	$0.100	$8.400	$0.375

Summary Segment Data:

Net sales:
Piping Systems Segment	$359,253	$320,480	$1,564,950	$1,429,589
Industrial Metals Segment	150,212	127,452	602,131	521,060
Climate Segment	28,045	27,690	131,448	119,758
Elimination of intersegment sales	(13,986)	(3,464)	(32,456)	(14,785)

Net sales	$523,524	$472,158	$2,266,073	$2,055,622

Operating income:
Piping Systems Segment	$13,886	$15,630	$99,558	$103,886
Industrial Metals Segment	15,277	22,383	75,752	78,168
Climate Segment	3,170	3,193	20,325	17,733
Unallocated expenses	(10,345)	(11,883)	(43,678)	(47,074)

Operating income	$21,988	$29,323	$151,957	$152,713

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$120,269	$351,317
Accounts receivable, net	244,795	256,291
Inventories	327,901	242,013
Other current assets	46,150	44,702

Total current assets	739,115	894,323

Property, plant, and equipment, net	304,321	295,231
Other assets	276,737	257,922

	$1,320,173	$1,447,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$16,480	$13,655
Accounts payable	102,503	103,175
Other current liabilities	123,269	102,162

Total current liabilities	242,252	218,992

Long-term debt	448,592	213,709
Pension and postretirement liabilities	28,713	31,273
Environmental reserves	23,699	21,208
Deferred income taxes	19,403	19,573
Other noncurrent liabilities	21,486	6,284

Total liabilities	784,145	511,039

Total Mueller Industries, Inc. stockholders’ equity	522,111	898,684
Noncontrolling interests	13,917	37,753

Total equity	536,028	936,437

	$1,320,173	$1,447,476

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 30, 2017	December 31, 2016

Cash flows from operating activities
Consolidated net income	$87,011	$99,754
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	34,247	35,702
Stock-based compensation expense	7,450	6,387
Loss (income) from unconsolidated affiliates	2,077	(1,861)
Gain on disposal of assets	(2,115)	(651)
Insurance proceeds - noncapital related	500	—
Impairment charges	1,466	6,778
Deferred income taxes	(3,160)	6,998
Changes in assets and liabilities, net of businesses acquired and sold:
Receivables	(1,779)	(16,552)
Inventories	(86,286)	6,662
Other assets	(5,325)	5,808
Current liabilities	10,678	5,646
Other liabilities	64	1,518
Other, net	(833)	1,588

Net cash provided by operating activities	43,995	157,777

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	31,564	10,304
Acquisition of businesses, net of cash acquired	(18,396)	(20,533)
Capital expenditures	(46,131)	(37,497)
Investment in unconsolidated affiliates	(3,317)	—
Net withdrawals from (deposits to) restricted cash balances	2,858	(5,331)

Net cash used in investing activities	(33,422)	(53,057)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(196,944)	(21,224)
Dividends paid to noncontrolling interests	(2,909)	(3,765)
Issuance of long-term debt	71,475	3,500
Repayments of long-term debt	(111,224)	(1,074)
(Repayment) issuance of debt by consolidated joint ventures, net	(3,369)	2,265
Net cash used to settle stock-based awards	(1,595)	(1,306)
Debt issuance costs	—	(957)

Net cash used in financing activities	(244,566)	(22,561)

Effect of exchange rate changes on cash	2,945	(5,686)

(Decrease) increase in cash and cash equivalents	(231,048)	76,473
Cash and cash equivalents at the beginning of the year	351,317	274,844

Cash and cash equivalents at the end of the year	$120,269	$351,317